Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 1

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Special Cash Dividend

LOS ANGELES, CA  November 20, 2012 – Arden Group, Inc. (Nasdaq–ARDNA) announced today that on November 20, 2012, its Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its Class A Common Stock.  The special cash dividend will be paid on December 18, 2012 to stockholders of record at the close of business on December 3, 2012.  The special cash dividend will total approximately $61,420,000.  The Company anticipates paying the special cash dividend from cash on hand.  The special cash dividend is in addition to the current quarterly cash dividend.

The base price under all outstanding stock appreciation rights of the Company, including those issued to non-employee directors of the Company, is being amended and adjusted downward by $20 as of the record date for each unit of stock appreciation rights outstanding on the record date in connection with the payment of the special cash dividend.

Bernard Briskin, Chief Executive Officer and Chairman of the Board, stated, “The Board of Directors of Arden Group, Inc. concluded that in view of the Company’s strong financial position, including its cash, marketable securities and positive cash flow, Arden would have adequate funds after the special dividend to meet anticipated operating and capital requirements.”

Arden Group, Inc. is the parent company of Gelson’s Markets which operates seventeen supermarkets in Southern California.

The foregoing press release contains forward-looking statements which are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of various factors, including the economic condition in Southern California, competition from other grocers and the impact of uninsured losses.  For further information concerning risks and uncertainties associated with the Company and its business, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950